UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: January 21, 2011)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_]	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  Election of Directors.

On January 21, 2011, the board of directors of the Company adopted a resolution to expand its membership from two to three members, and subsequently appointed Thomas G. Loeffler to fill the newly created vacancy.  Mr. Loeffler will qualify and serve as an independent director.

Mr. Loeffler, 64, is the co-founder and current co-chairman of Gray Loeffler, LLC, a global business advisory firm providing industry-focused strategic development and implementation services to clients around the world.  He has been engaged in the practice of law since 1971.  Prior to the founding of Gray Loeffler in 2009, Mr. Loeffler was the chairman and senior partner of The Loeffler Group LLP and its predecessor firm, Loeffler Tuggey Pauerstein Rosenthal LLP.  Between 2000 and 2007, Mr. Loeffler served on the board of directors of Triad Hospitals, Inc., where he was chairman of the Compensation Committee and chairman of the Special Committee charged with overseeing the sale of the company in 2007.  He has represented clients and their interests involving financial services, domestic and international taxation, health care, energy and utilities, national defense, advanced technology, telecommunications, construction, environmental issues, transportation, recreation and entertainment, and trade and other international issues.

Mr. Loeffler is admitted to practice law in the State of Texas and the District of Columbia. He received a Juris Doctor degree from The University of Texas School of Law in 1971 and a Bachelor of Business Administration degree from The University of Texas at Austin in 1968.  He is a distinguished alumnus of both The University of Texas School of Law and The University of Texas at Austin.

In connection with the appointment of Mr. Loeffler, the Company has granted to Mr. Loeffler 2,000,000 shares of its common stock as compensation for services to be provided by Mr. Loeffler as an independent director.  A copy of the press release announcing the appointment of Mr. Loeffler to the Company’s board of directors is attached hereto as Exhibit 99.1.

ITEM 9.01  Financial Statements and Exhibits

(c)           Exhibits

The following exhibits are to be filed as part of this Form 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
99.1	Press Release dated January 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 25, 2011

GULF UNITED ENERGY, INC.

By:	/S/ JOHN B. CONNALLY III
John B. Connally III, Chief Executive Officer